EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Apogent Technologies Inc. and Fisher Scientific International Inc. on Form S-4 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets in 2002), appearing in the Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

May 21, 2004
New York, New York